Exhibit 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

BOTHELL, WA, October 26, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended September 30, 2004.

The net loss for the quarter ended September 30, 2004 was $7.6 million or $0.57 per share, compared to a net loss of $6.3 million or $0.58 per share for the quarter ended September 30, 2003. Net loss for the nine months ended September 30, 2004 was $22.7 million or $1.83 per share compared to net income of $3.8 million or $0.35 per share for the nine months ended September 30, 2003.

The increase in net loss compared to the prior year was primarily due to transactions which occurred in 2003 including; a non-operating gain of $4.2 million on the Nascobal® divestiture, and revenue of $16.3 million relating to the reacquisition of intranasal apomorphine from Pharmacia.

Research and development expenses decreased $0.2 million for the quarter ended September 30, 2004 and increased $4.1 million for the nine months then ended compared to the prior year periods, due to the timing of clinical program activities for products under development and planned increases in R&D staffing.

G&A expenses increased $1.1 million for the quarter ended September 30, 2004 and $1.8 million for the nine months then ended, compared to the prior year periods, primarily due to increased legal fees related to business development, amortization of non-cash stock compensation expense and higher accounting and consulting fees related to Sarbanes-Oxley compliance.

     Nastech ended the third quarter of 2004 with $19.2 million in cash, cash equivalents and investments compared to $25.1 million at December 31, 2003 and also received $5.0 million from the Company’s alliance with Merck & Co. after the close of the quarter. On September 30, 2004, the Company filed a universal shelf registration with the SEC for up to $80 million in securities.

     “This quarter has been one of the most significant and exciting in the company’s history,” said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “In addition to continued progress in our research and development activities, we have extended our PYY patent portfolio through our license agreement with Thiakis Limited and secured two strategic partnering relationships – both of which validate our science and demonstrate management’s ability and commitment to execute our strategic plan.”

     Dr. Quay further stated, “Our goal is to continue to expand our scientific foundation and accelerate movement of more drugs to the market place. Given our strategic alliances with Merck and Par, we are making real progress towards this achievable goal. The reality is that these collaborations, taken as an early part in a series of milestones, are a key component in getting us there.”

     THIRD QUARTER 2004 CORPORATE HIGHLIGHTS

Peptide YY3-36 Nasal Spray (PYY) for Obesity

Nastech secured one of the largest partnership arrangements for an early stage product in the industry with Merck & Co. for Nastech’s PYY Nasal Spray for Obesity, with the potential for upfront and milestone payments totaling $346 million. This global alliance for the co-development and co-promotion of PYY3-36 Nasal Spray represents a significant step forward in our plan to become a world leader in the development and commercialization of innovative drug delivery products and technologies. Nastech and Merck are working together to advance PYY for the treatment of obesity and its related ailments, a fundamental world-wide health problem.

Nastech acquired exclusive worldwide rights to the Imperial College Innovations and Oregon Health & Science University PYY patent applications in the field of intranasal delivery of PYY and the use of glucagon-like peptide-1 (GLP-1) used in conjunction with PYY for the treatment of obesity, diabetes and other metabolic conditions. The license agreement is with Thiakis Limited, the exclusive licensee of the applications.

Calcitonin-salmon nasal spray for osteoporosis

Subsequent to quarter end, Nastech and Par Pharmaceutical, Inc. entered into an exclusive license and supply agreement for U.S. distribution and marketing of Nastech’s calcitonin-salmon nasal spray for the treatment of osteoporosis. Under this agreement, Nastech will manufacture the product in its New York and Washington facilities, and will provide the finished calcitonin-salmon nasal spray product to Par per the supply agreement. Par will exclusively market, sell and distribute the product in the U.S. market. The financial terms of the agreement include an upfront payment, regulatory and post-approval milestone payments, product payments for the final manufactured product, and a profit sharing arrangement following commercial launch.

In February 2004, Nastech announced that the U.S. Food and Drug Administration (FDA) accepted for filing Nastech’s 505(j) paragraph 4 Abbreviated New Drug Application (ANDA) for the product. In June, Nastech announced that the FDA had conducted a successful Pre-Approval Inspection of our calcitonin manufacturing facility with no cited deviations from current Good Manufacturing Practices.

CONFERENCE CALL AND WEBCAST INFORMATION

Management will host a conference call to review third quarter financial results for the period ended September 30, 2004 and recent business developments. The call is scheduled for today, October 26, 2004, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 817-4887, international callers (913) 981-4913. To access the 24-hour telephone replay, U.S. residents should dial (888) 203-1112, international callers (719) 457-0820. The access code for this conference call and replay is 869673.

I.	ALTERNATIVELY, ALL INTERESTED PARTIES ARE WELCOME TO LOG ON TO WWW.NASTECH.COM TO ACCESS A LIVE WEBCAST OR THE SUBSEQUENT 30-DAY ARCHIVE. PLEASE CONNECT TO THE INVESTOR SECTION OF NASTECH’S WEBSITE

SEVERAL MINUTES PRIOR TO THE START OF THE LIVE CONFERENCE CALL TO ENSURE ADEQUATE TIME FOR ANY SOFTWARE DOWNLOAD THAT MAY BE NECESSARY.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. These drugs include peptides, proteins and RNAi therapeutics. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

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CONTACTS:

Stacie D. Byars	Burns McClellan
Director, Investor Relations	Kathy Jones, Ph.D. (Media)
(425) 908-3639	(212) 213-0006

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue:
Product revenue, net	$180	$207	$300	$1,797
License and research fees	23	287	96	16,732

Total revenue	203	494	396	18,529

Costs and expenses:
Cost of product revenue	126	169	190	435
Research and development	4,919	5,096	16,030	11,956
Sales and marketing	291	158	656	2,115
General and administrative	2,394	1,317	6,090	4,301

Total operating expenses	7,730	6,740	22,966	18,807

Net loss from operations	(7,527)	(6,246)	(22,570)	(278)
Gain on sale of product	—	—	—	4,236
Interest income	83	57	182	156
Interest expense	(111)	(62)	(302)	(338)

Net income (loss)	$(7,555)	$(6,251)	$(22,690)	$3,776

Net income (loss) per common share:
Basic	$(0.57)	$(0.58)	$(1.83)	$0.36

Diluted	$(0.57)	$(0.58)	$(1.83)	$0.35

Shares used in computing net income (loss) per share:
Basic	13,250	10,720	12,412	10,388

Diluted	13,250	10,720	12,412	10,942

	September 30,	December 31,
Selected Balance Sheet Data	2004	2003
Cash, cash equivalents and short-term investments	$19,171	$25,081
Accounts receivable, net	5,092	89
Property, intangibles and other assets	5,983	5,968
Total assets	30,246	31,138
Working capital	10,191	14,766
Accumulated deficit	(77,534)	(54,844)
Stockholders’ equity	9,524	17,906